Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

March 15, 2021	File No.: 571370-2

Clever Leaves Holdings Inc.
489 Fifth Avenue,
27th Floor, New York,
New York 10017
United States

Dear Sirs/Mesdames:

Re:	Clever Leaves Holdings Inc. – Registration Statement on Form S-8

We have acted as Canadian counsel to Clever Leaves Holdings Inc., a corporation organized under the laws of the Province of British Columbia, Canada (the “Corporation”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the issuance of up to an aggregate of 783,640 common shares without par value in the capital of the Corporation (the “Option Shares”) issuable on exercise of certain options of the Corporation consisting of:

(a) 741,799 common shares (the “2018 Plan Shares”) in the capital of the Corporation issuable upon the exercise of option grants (the “2018 Plan Options”) made under the Northern Swan Holdings, Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Equity Plan”); and

(b) 41,841 common shares (the “Non-Plan Shares”, and together with the 2018 Plan Shares, the “Option Shares”) in the capital of the Corporation issuable upon the exercise of grants (the “Non-Plan Options”, and together with the 2018 Plan Options, the “Options”) made on July 14, 2020 pursuant to non-plan grant agreements (the “Non-Plan Agreements”, and together with the 2018 Equity Plan, the “Option Terms”) of Clever Leaves International Inc. (“CLI”).

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of and examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement;

2.	the 2018 Equity Plan;

3.	the form of the Non-Plan Agreements approved by CLI on July 14, 2020;

4.	(a) resolutions of the directors of CLI and of the Corporation with respect to the 2018 Equity Plan and the grant of the 2018 Plan Options and the issuance of the 2018 Plan Shares, including a resolution of the director of the Corporation dated November 9, 2020, assuming the obligations of CLI under the 2018 Equity Plan; and (b) resolutions of the directors of CLI dated July 14, 2020, with respect to the grant of the Non-Plan Options, and a resolution of the director of the Corporation dated November 9, 2020, assuming the obligations of CLI under the Non-Plan Agreements and the obligation to issue the Non-Plan Shares upon exercise of the Non-Plan Options, together, the “Authorizing Resolutions”, collectively, the “Transaction Documents”.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated March 15, 2021 issued pursuant to the Business Corporations Act (British Columbia) relating to the Corporation; and

2.	a certificate signed by the General Counsel and Corporate Secretary of the Corporation addressed to our firm, certifying certain additional corporate information of a factual nature and attaching the Authorizing Resolutions (the “Officer’s Certificate”).

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	the Officer’s Certificate continues to be accurate on the date hereof;

4.	the Non-Plan Options are in the form of the Non-Plan Agreements;

5.	all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained; and

6.	the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors.

D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the Option Shares have been authorized for issuance and when issued in compliance with the provisions of the Option Terms, including the receipt by the Corporation of any exercise price of the Options, the Option Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

F.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

/s/ Dentons Canada LLP